Exhibit 10.1

CONFIDENTIAL GENERAL RELEASE OF CLAIMS

AND SEPARATION AGREEMENT

This CONFIDENTIAL GENERAL RELEASE OF CLAIMS AND SEPARATION AGREEMENT (herein “Agreement”) is made and entered into by and between Troy Rosser (herein “Employee”) and Computer Programs & Systems, Inc. (herein the “Company”), its shareholders, directors, officers, successors, parents, subsidiaries, employees, supervisors, advisors, attorneys, affiliates, lenders, employee benefit plans, heirs, assigns and other agents (hereafter collectively referred to as the “Releasees”). Employee’s release of the Company and Releasees from any and all past and present claims is essential to the consideration for the Company to enter this Agreement.

In consideration of the representations, promises and other items contained herein, the receipt and sufficiency of which are hereby acknowledged, Employee and the Company agree as follows:

1. Employee and the Company agree that Employee’s employment with the Company shall end, and Employee shall relinquish all offices, titles, positions, authority, and duties with the Company, effective December 31, 2022 (the “Separation Date”). The “Effective Date” of this Agreement is the eighth day after the date on which it is signed by Employee, if not revoked in writing in accordance with Paragraph 9 below.

2. Consideration. The Company wishes to offer and Employee wishes to accept a severance benefit as outlined herein and Employee and the Company agree that this Agreement (and the payments and benefits set forth herein) shall be in lieu of and supersede any other compensation to which Employee might be entitled or any other prior contract or agreement, including any and all separate commission plans and other written or verbal compensation agreements that Employee has with the Company. To the extent that Employee has a commission or separate compensation agreement or plan, such commission or compensation agreement or plan is terminated in its entirety as of the Separation Date and employee is not entitled to receive any additional payments under such agreement or plan. Subject to Employee’s execution and non-revocation of this Agreement and his/her performance of his/her obligations hereunder, the Company agrees to provide the following severance benefits to Employee:

(a) Company will pay Employee, in accordance with the Company’s regular payroll processing procedures (paid biweekly), severance compensation in an amount equal to Employee’s current annual base salary for a period of sixty-eight (68) weeks from the Separation Date through April 20, 2024 ($343,269.23), plus sixty-eight (68) weeks of tail payments ($246,058.21), equaling a total compensation of $589,327.44 (the “Severance Compensation”). Under the terms of this Agreement, Employee will receive the Severance Compensation from paychecks in the normal pay cycle for the sixty-eight (68) week period, commencing with the first payroll date following the Effective Date; provided, however, that the first such payment shall include all payments Employee would have received during the period from the Separation Date through the date of the first payment had there been no termination of employment. All legally appropriate withholdings shall be withheld by the Company from the Severance Compensation.

(b) Employee’s participation as an employee in the Company’s group health benefits plans shall terminate as of the Separation Date, after which s/he may continue his/her group health benefits in accordance with the plans and applicable COBRA law. Employee will receive a notice of COBRA rights and will be responsible for making and submitting his/her election to the Company and paying the full cost of any premiums for such coverage. On the next regular payroll date following the Effective Date and execution of this Agreement, the Company will pay Employee a “Benefits Stipend” in single lump-sum amount of $25,757.58. The Benefits Stipend is approximately equal to the cost of sixty-eight (68) weeks of coverage under the Company’s group health insurance plans, according to the terms, conditions, and levels applicable to Employee’s group health coverage prior to the Separation Date.

(c) Subject to Company’s IT and security departments performing removal of Company Confidential Information and proprietary information (in Company’s discretion) from each device, Employee will be permitted to retain his current Company laptop and Company cell phone following Separation. The Company agrees to facilitate the transfer of the current cellular phone number to Employee so that he may maintain the same phone number, bearing responsibility for plan payments thereafter.

Employee’s participation in the Company’s other employee benefit plans will cease in accordance with the governing terms and provisions of such employee benefit plans, on the Separation Date. The execution of this Agreement and/or the payment of the Severance Compensation shall not affect Employee’s vested rights, if any, under the Company’s 401(k) Retirement Plan as of the Effective Date. It is understood and agreed that, after the Effective Date, Employee may not make or receive on his/her behalf any further contributions or benefit accruals under the Retirement Plan because, as a former employee, s/he will not meet the eligibility requirements for such contributions or accruals under the Retirement Plan

3. Employee Bears the Tax Liabilities. Other than the withholdings referred to in Paragraph 2(a), Employee agrees that to the extent that any federal, state, or local taxes, interest or penalties of any kind may be due or payable as a result of (i) payments made hereunder to Employee or on his/her behalf and/or (ii) benefits of any kind made available hereunder to Employee or on his/her behalf, Employee will be solely responsible for the payment of such taxes and will hold the Company harmless, and will indemnify the Company, from and against all claims, penalties, fees, assessments, fines or other costs arising from said payments. The Company will promptly notify Employee of any demand for payment of such taxes by any taxing authority, and Employee will have the right to defend against the demand at his/her own expense the amount assessed by the taxing authority or pay the amount demanded or assessed.

4. Surrender of Property. Employee has returned all Company property and information, including but not limited to, documents, electronic files, log-ins and passwords, software, hardware, PDAs, flash drives, disks, keys, files, and credit cards, that Employee received in connection with his/her employment. Employee will not retain any copies, duplicates, reproductions or excerpts thereof and agrees never to use such items in the future.

5. Release of Claims.

(a) General Release. In consideration of the above described promises and payments, Employee agrees on behalf of himself/herself and all persons who may claim through him/her, to irrevocably and unconditionally release, acquit and forever discharge the Company and all Releasees from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of actions, suits, rights, demands, costs, losses, wages, salary, benefits, compensation, debts or expenses of any kind whatsoever, known or unknown, suspected or unsuspected, which Employee now has, owns, or holds or claims to have, own or hold, or that Employee at any time prior to his/her signing of this Agreement had, owned, or held, or claims to have had, owned or held, including but not limited to: (i) those arising out of, or relating to, Employee’s employment and/or separation of employment, or concerning events which occurred during his/her employment with and/or separation of employment from the Company; (ii) for compensation, benefits, or bonuses, including any claim for an award under any compensation plan, short-term disability plan, long-term disability plan or other arrangement maintained by the Company; (iii) for discrimination, harassment and/or retaliation based on any protected status with respect to any terms or conditions of employment; (iv) breach of express or implied contract, fraud (including inducement to enter into this Agreement), intentional or negligent misrepresentation, whistle-blowing, defamation, conversion, invasion of privacy, negligence, violation of public policy, interference with contractual, business or prospective relations, assault, battery, intentional or negligent infliction of emotional distress, negligent supervision, negligent hiring, unjust enrichment, and any other common law cause of action, whether arising in contract or tort; (v) for back pay, front pay, benefits, liquidated damages, attorneys’ fees, emotional distress, pain and suffering, other compensatory damages of any type, or punitive or exemplary damages; (vi) for violations of Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the federal Equal Pay Act, the Older Workers Benefits Protection Act, the Fair Labor Standards Act, the Americans with Disabilities Act of 1990, the Employee Retirement Income Security Act, the Age Discrimination in Employment Act, the Genetic Information Nondiscrimination Act, the federal Worker Adjustment and Retraining Notification Act, the Family and Medical Leave Act, the National Labor Relations Act, the Labor Management Relations Act, the Sarbanes-Oxley Act of 2002, and/or any claims under state or local law, and all amendments to any of the aforementioned acts; and/or (vii) for violations of any other federal, state, or local laws, including but not limited to any fair employment or wage and hour statute or other law, rule, regulation, or ordinance pertaining to employment, wages, compensation, hours worked, or any other aspect of Employee’s relationship with and/or separation from the Company.

(b) No Entitlement to Future Employment. As part of the consideration for this Agreement, Employee understands and agrees that s/he is not entitled to reinstatement, re-hire, future employment or any employment relationship with the Company or any Releasee and that s/he is not entitled to any special priority, preference, or treatment should s/he apply for any future employment opportunity with the Company.

(c) Representations. Employee further represents and warrants that s/he is not party to or involved in any civil action, suit, arbitration, administrative charge, or legal proceeding currently pending against the Company or any Releasee, nor has Employee assigned, pledged, hypothecated or transferred any claim against the Company or any Releasee to any person, and no other person has an interest in any claims that Employee is releasing in this Agreement.

(d) No Personal Relief. Except as specified in Paragraph 5(g) below, Employee agrees that, should any person or entity file or cause to be filed any civil action, suit, arbitration, administrative charge, or legal proceeding seeking equitable or monetary relief in connection with any aspect of Employee’s employment with the Company, Employee will not seek or accept any personal relief from or as the result of such civil action, suit, arbitration, administrative charge, or legal proceeding.

(e) Special Provisions Relating to Release of Age Discrimination Claims. As part of the release, Employee voluntarily and knowingly waives rights or claims under the federal Age Discrimination in Employment Act of 1967 (“ADEA”), as amended. Employee further acknowledges that this Agreement comports with the requirements for waiving ADEA claims set forth in the Older Workers Benefit Protection Act of 1990.

(f) No Other Obligations. Employee agrees that (i) this Agreement shall release the Company from liability to the fullest extent permitted by law; (ii) this Agreement is being entered into with the understanding that there are no unresolved claims of any nature that Employee has against the Company; and (iii) the representations, understandings, and agreements set forth in this Paragraph 5 have been relied upon by the Company and constitute consideration for the Company’s execution of this Agreement.

(g) Claims Not Released. Notwithstanding the foregoing, the general release and waiver of claims contained in this Paragraph 5 excludes, and Employee does not waive, release, or discharge, claims that cannot be waived by law, such as claims for unemployment benefit rights and workers’ compensation, any rights to vested benefits, such as pension or retirement benefits (the rights to which are governed by the terms of the applicable plan documents and award agreements), and claims that arise out of or in connection with the interpretation or enforcement of the Agreement itself. Further, nothing in this Agreement shall be construed as a waiver of Employee’s right to file a charge or complaint with the Securities and Exchange Commission (“SEC”), the Financial Industry Regulatory Authority (“FINRA”), or any other securities regulatory agency, the Equal Employment Opportunity Commission (“EEOC”), the National Labor Relations Board (“NLRB”), the Occupational Safety and Health Administration (“OSHA”), or any other federal or state governmental agency or commission (collectively, “Government Agencies”). Employee further understands that this Agreement does not limit Employee’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agencies without notice to the Company or limit Employee’s right to receive an award for information provided to any Governmental Agency.

6. Confidentiality.

(a) Employee acknowledges that during the course of his/her employment with the Company, s/he had access to and was entrusted with confidential and proprietary information including, but not limited to, information concerning: methods of manufacturing and production; trade secrets; personnel policies, practices and procedures; employees; sales processes and procedures; shipping and product delivery strategies and processes; costs; general business procedures; policies and operations; sales and/or profits; legal and financial matters; litigation defense and strategies; communications with attorneys; merchandising; sales and marketing strategies and techniques; expansion plans; methods of doing business or servicing customers; methods of pricing or charging for services; business forms developed by or for the Company; the form and content of proposals; reports and analyses; the names of suppliers, personnel, customers and potential customers; advertising sources and potential advertising sources; bids; contracts; software programs (however embodied); and information about or belonging to customers, potential customers, suppliers or others (collectively, the “Confidential Business Information”). “Confidential Business Information” also includes that information defined as confidential and/or proprietary in any non-disclosure agreement or confidentiality agreement executed between Employee and Company, which agreement is incorporated herein by reference and remains in effect according to its terms.

(b) RESERVED.

(c) Without the prior written consent of the Company, Employee specifically agrees not to disclose, discuss or reveal any Confidential Business Information. In order to allow the Company to preserve the confidentiality of attorney-client communications or work product or any legally protected Confidential Business Information, such as trade secrets, Employee further agrees that, if s/he receives any subpoena, summons or court order requiring him/her to testify in a proceeding involving the Company, s/he will so inform the Company within five (5) calendar days of receipt of such request or demand, or at least three (3) days before the date requested for such testimony, whichever is earlier. In the event a subpoena, summons or court order is served on Employee requiring him/her to testify without at least three (3) days’ notice, Employee agrees to provide actual notice to the Company as soon as practicable, and Employee shall cooperate in any proceeding relating to any objection the Company may raise. In the event Employee’s cooperation is required, the Company will reasonably compensate him for his time and expense, for any cooperation requested by Company. In either case, Employee may respond if either an order compelling a response is entered after the Company has objected to the subpoena, summons, or court order (and such order is not appealed) or the Company fails to object.

(c) Nothing in this Paragraph 6 or elsewhere in this Agreement prevents Employee from complying with any applicable laws and cooperating fully in any investigation by any Governmental Agency or providing any information to any Governmental Agency or governmental investigator acting in an official capacity; provided however, that unless authorized in writing by the Company or required to do so by an order of a court or judge of competent jurisdiction, Employee shall not disclose any attorney-client communications or attorney work product information to which the Company has a good faith claim of privilege. Nor may Employee be held criminally or civilly liable under any Federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a Federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In the event that Employee files a lawsuit for retaliation by the Company or any Releasee for reporting a suspected violation of law, Employee may disclose the trade secret to his/her attorney and use the trade secret information in the court proceeding, if s/he files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

7. Cooperation. Employee agrees that, subject to the payment or reimbursement by the Company of his/her reasonable, preauthorized expenses and lost income, s/he will remain reasonably accessible and available to the Company for consultation as the Company may request or desire from time to time, and provide all reasonable assistance to the Company and its counsel regarding any business, legal or other matters (including but not limited to litigation, arbitration, investigations or governmental proceedings) in which Employee’s participation and/or involvement is necessary or desirable, all in a timely fashion and at such times as may be mutually agreeable to the parties concerned. Such assistance shall include appearing from time to time at the office of the Company or its counsel for conferences and interviews and, in general, providing the Company and its counsel with the full benefit of Employee’s knowledge, in a complete, candid, and truthful manner, with respect to any matter involving or arising out of his/her employment with the Company, and shall include the obligation to testify truthfully in connection with any such matter. For its part, the Company agrees to make every reasonable effort to arrange for any conference or meeting involving Employee to be held at a time and place which will minimize, to the extent practicable, interference with or disruption of any future employment relationship of Employee.

8. Non-Disparagement. Subject to the provisions of Paragraph 6(d) above, Employee agrees that s/he will not make any disparaging statements about the Company or any Releasee to any media or to any current, former or prospective customers, contractors, vendors or employees of the Company or any Releasee. A “disparaging statement” is any communication, oral, written or electronic, which would cause or tend to cause the recipient of the communication to question the business condition, integrity, competence, fairness or good character of the person or entity to whom the communication relates. Employee understands and agrees that this provision is material to Agreement.

9. Right to Review and Revoke. Employee acknowledges and agrees that s/he has a period of at least twenty-one (21) days within which to consider this Agreement. Employee further acknowledges, understands and agrees that for a period of seven (7) days following the execution of this Agreement, s/he may revoke this Agreement in writing and that such revocation must be received by Lindsey Hall.

10. Remedies for Breach. In the event of Employee’s breach or violation of, or failure to completely perform any of the provisions of this Agreement, including but not limited to Paragraphs 4, 5, 6, 7, or 8 above, the Company’s obligation to perform any of its remaining obligations hereunder, including its obligations under Paragraph 2, above, shall immediately terminate, and Employee shall be obligated to repay or return to the Company 100% of the Severance Compensation and Benefits Stipend; provided, however, that the release set forth above in Paragraph 5, and all of Employee’s other obligations shall remain in full force and effect. In addition, in the event either Party breaches, or threatens to breach, any of the provisions of this Agreement, the other Party shall have the right and remedy to have the provisions of this Agreement specifically enforced by any court having equity jurisdiction. It is acknowledged and agreed that any such breach or threatened breach by Employee will cause irreparable injury to the Company and that money damages will not provide the Company with an adequate remedy. Such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Parties under law or in equity. The Employee expressly recognizes and agrees that the Company’s remedy at law for breach of this Agreement would be inadequate, and further agrees that for breach of such provisions, the Company shall be entitled to injunctive relief and to enforce its rights by an action for specific performance, and shall be entitled to recover its reasonable attorneys’ fees incurred in any such action if the Company prevails.

11. Successors and Assigns. This Agreement is binding upon Employee, may not be assigned by Employee, and shall inure to the benefit of his heirs, executors and assigns. This Agreement is also binding upon and shall inure to the benefit of the Company, its respective successors and assigns by merger, consolidation or otherwise, it being the intent and purpose of this clause to make the rights and obligations of the Company specifically assignable by the Company. In the event this Agreement is assigned by the Company to a successor or assign by merger, consolidation or otherwise, the terms of payment of all severance consideration in Section 2 of the Agreement shall be accelerated and all outstanding payment and benefits become due in full within thirty days from assignment.

12. Waiver. Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement will operate as a waiver of such right, power or privilege, or any other right, power or privilege hereunder, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege, or any other right, power or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement.

13. Governing Law. This Agreement will be governed by the laws of the State of Alabama without regard to conflicts of laws principles.

14. Severability. Should any provision of this Agreement be held by a court of competent jurisdiction to be enforceable only if modified, or if any portion of this Agreement shall be held as unenforceable and thus stricken, that holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding on the Parties with any modification to become a part of and treated as though originally set forth in this Agreement.

15. Entire and Binding Agreement. The parties acknowledge and agree that (a) this Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior written and oral agreements, understandings and courses of dealing among the Company, its affiliates and Employee with respect to the subject matter of this Agreement, except as otherwise specifically stated herein; and (b) there are no representations, warranties, understandings, arrangements, or agreements, conditions precedent or subsequent, whether express or implied or oral or written, except as set forth in this Agreement. This Agreement may not be amended except by a written agreement of the parties.

Each party hereto represents and warrants that its execution and performance of this Agreement does not violate any other agreement, court order, or other covenant or restriction binding upon that party.

16. No Admission / Agreement as Defense. This Agreement is not and cannot be construed as an admission by the Company that it has acted wrongfully with respect to Employee or that Employee has any claim whatsoever against the Company. Employee understands and agrees that this Agreement may be pled as a complete defense to any claims or entitlements released and waived by this Agreement which may be subsequently asserted.

17. No Reliance. Employee represents, acknowledges and agrees that, in executing this Agreement, s/he does not rely and has not relied upon any representation or statement not set forth herein made by the Company with regard to the subject matter, basis or effect of this Agreement or otherwise and Employee further represents, acknowledges and agrees that there have been no such representations, promises, or statements made by the Company, except as specifically set forth in this Agreement.

18. Consultation with Attorney and Revocation Period. Employee represents and agrees s/he has carefully read and fully understands all the provisions of this Agreement and that s/he is voluntarily entering into this Agreement. Employee further acknowledges and agrees (i) that the compensation and benefits s/he will receive hereunder exceed what s/he may otherwise be entitled to receive, (ii) that the above Paragraph 5 of this Agreement includes any and all causes of action and/or claims for relief, damages, monetary amounts, counsel fees or costs arising under the ADEA, (iii) that s/he has been given a minimum of twenty-one (21) days to review this Agreement and to have it reviewed by legal or other counsel of his/her choice at his/her own expense, and (iv) that s/he has been advised by the Company to consult with an attorney prior to executing this Agreement. Employee further acknowledges, understands and agrees that for a period of seven (7) days following the execution of this Agreement, s/he may revoke this Agreement in writing to Lindsey Hall. Employee understands and agrees that none of the payments or benefits under Paragraph 2 will be paid or owing to him/her until after this Agreement has been executed and after the above-described seven (7) day revocation period has expired.

[signature page follows]

PLEASE READ CAREFULLY. THIS AGREEMENT INCLUDES AND CONSTITUTES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

Executed this 11th day of January, 2023.

Troy Rosser (“EMPLOYEE”)

Troy Rosser

Executed this 11th day of January, 2023.

COMPUTER PROGRAMS & SYSTEMS, INC. (“COMPANY”)

By:	Matt Chambless

Its:	Chief Financial Officer

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